EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2010, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended January 1, 2010.

/s/ Deloitte & Touche LLP

San Jose, California
March 29, 2010